Exhibit 31.2

CERTIFICATIONS UNDER SECTION 302

I, Michael E. Spicer, certify that:

1. I have reviewed this annual report of Orchid BioSciences, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date:  May 27, 2004

/S/ MICHAEL E. SPICER
Michael E. Spicer Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)